Exhibit 10.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY RESTRICTED JURISDICTIONS OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

1	September 2015

Recommended Cash Acquisition of Latchways plc (“Latchways”) by MSA UK Holdings Limited (“Bidco”) (an indirect wholly-owned subsidiary of MSA Safety Incorporated (“MSA”))

to be effected by means of a Scheme of Arrangement under Part 26 of the Companies Act 2006

Summary

•	The boards of MSA and Latchways are pleased to announce the terms of a unanimously recommended cash acquisition by Bidco (an indirect wholly-owned subsidiary of MSA) of the entire issued and to be issued ordinary share capital of Latchways, to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer (the “Acquisition”).

•	Under the terms of the Acquisition, Latchways Shareholders will receive:

1100 pence in cash for each Latchways Share

•	The Acquisition values the entire issued ordinary share capital of Latchways at approximately £124 million and represents a premium of approximately:

- 53 per cent. to the Closing Price of 720 pence per Latchways Share on 28 August 2015, being the last Business Day prior to the date of this Announcement; and

- 44 per cent. to the average Closing Price of approximately 762 pence per Latchways Share for the six month period ending on 28 August 2015.

•	The Acquisition implies an enterprise value for Latchways of £114 million.

•	Latchways Shareholders on Latchways’ register of members at the close of business on 14 August 2015 will receive the Latchways Final Dividend of 27.50 pence which will, subject to the approval of the Latchways Shareholders at the annual general meeting of Latchways to be held on 4 September 2015, be paid on 11 September 2015.

•	MSA and Latchways believe that the Acquisition recognises the quality of Latchways’ businesses and its future prospects and provides a compelling opportunity for Latchways Shareholders to realise significant value, up front, in cash for their Latchways Shares.

1

Reasons for the Acquisition

•	Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. MSA’s core product groups include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets and fall protection devices.

•	MSA believes the Acquisition presents an attractive opportunity to extend its global reach in the fall protection sector. Latchways is a global provider of permanent fall protection systems. Latchways’ permanent fall protection systems complement MSA’s portfolio of global safety products, providing a comprehensive line-up of technologies and solutions that strengthen MSA’s market position and provide greater global reach and scale.

•	The Acquisition will open up new lines of distribution for Latchways that strengthen its distribution network outside of Europe, leveraging MSA’s existing distribution channels, customer relationships, sales capabilities and marketing expertise. In addition, MSA will seek to deliver increased product innovation by leveraging product and technology sharing from Latchways’ existing portfolio, as well as strengthening its new product development pipeline through shared design expertise from both companies.

Acquisition structure

•	It is intended that the Acquisition will be implemented by means of a Court sanctioned scheme of arrangement under Part 26 of the Act. The Acquisition is conditional on, among other things: (i) the approval of the requisite majority of Latchways Shareholders at the Court Meeting and the passing of the Resolution at the General Meeting; and (ii) the sanction of the Court. Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Latchways, as an alternative to the Scheme.

Recommendation

•	The Latchways Directors, who have been so advised by Rothschild as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Latchways Directors, Rothschild has taken into account the commercial assessments of the Latchways Directors. Accordingly, the Latchways Directors intend to recommend unanimously that Latchways Shareholders vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting.

Irrevocable Undertakings

•	Latchways Directors: Bidco and MSA have received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) from the Latchways Directors who are interested in Latchways Shares in respect of their own beneficial holdings of Latchways Shares (or of persons connected to them) amounting, in aggregate, to 446,805 Latchways Shares, representing approximately 3.98 per cent. of the issued ordinary share capital of Latchways.

•	Major Latchways Shareholders: Bidco and MSA have received irrevocable undertakings from certain other Latchways Shareholders to vote (or procure the voting) in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) in respect of, in aggregate, 3,841,948 Latchways Shares, representing approximately 34.19 per cent. of the issued ordinary share capital of Latchways.

•	Further details of the Irrevocable Undertakings are set out in Appendix II to this Announcement.

In aggregate, therefore, Bidco and MSA have received Irrevocable Undertakings in respect of 4,288,753 Latchways Shares, representing approximately 38.17 per cent. of the issued ordinary share capital of Latchways.

Further details of the Acquisition will be contained in the Scheme Document that will be posted to Latchways Shareholders as soon as practicable and, in any event, within 28 days of this Announcement (unless Latchways and Bidco otherwise agree, and the Takeover Panel consents, to a later date). Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available at the same time on MSA’s website at www.msasafety.com and on Latchways’ website at www.latchways.com.

Comments on the Acquisition

Commenting on the Acquisition, William M. Lambert, the President, Chairman and CEO of MSA said:

“The Acquisition accelerates a key element of our corporate strategy and our core product focus in that it extends our fall protection product offerings, particularly within the area of engineered systems. Equally important, MSA stands to benefit from Latchways’ innovative products and technology, which ultimately strengthens our combined new product development pipeline. I fully expect the combination of our customer relationships, engineering capabilities, marketing expertise, and distribution networks will provide great new opportunities for our combined organization.”

Commenting on the Acquisition, Paul Hearson, the Chairman of Latchways said:

“MSA is offering our shareholders an attractive premium to the recent share price. Although the prospects for Latchways as an independent company remain strong as the company continues to execute its strategy of strengthening its routes to market, the board of Latchways also recognises the potential benefits to the business, including employees and all stakeholders from combining with the MSA Group. Latchways is a successful global fall protection business with a strong focus on innovation and as such represents a good cultural fit for MSA. The board of Latchways therefore has given its unanimous recommendation to the Acquisition.”

Commenting on the Acquisition, David Hearson, the CEO of Latchways said:

“Latchways has been dedicated to protecting the safety of individuals working at height for over 40 years. Over that time Latchways has pioneered market leading fall arrest systems, whilst providing unrivalled technical and customer support through its exceptional engineering and sales teams. Our investment in new product development has produced a portfolio of leading products, which is highly complementary to MSA’s own range of personal safety products. MSA will provide a larger global distribution platform that will allow Latchways products to protect individuals across the globe and support the ongoing success of the business.”

Enquiries

Bidco and MSA:

Kenneth Krause, Vice President, Strategic Finance and Treasurer	Tel: +1 724 741 8534

Lazard:

(Financial Adviser to Bidco and MSA)

Mark McMaster	Tel: +44 207 187 2000

Jean Greene

Richard Shaw

Eugene Schreider

Latchways:

David Hearson	Tel: +44 1380 732700

Rex Orton

Rothschild:

(Financial Adviser to Latchways)

Paul Simpson	Tel: +44 121 600 5252

John Byrne

N+1 Singer:

(Corporate Broker to Latchways)

Shaun Dobson	Tel: +44 207 496 3000

Alex Wright

IFC Advisory:

(Public Relations Adviser to Latchways)

Graham Herring	Tel: +44 203 053 8671

Tim Metcalfe

This summary should be read in conjunction with the full text of the following Announcement and its Appendices.

Appendix I contains the Conditions.

Appendix II sets out details of the Irrevocable Undertakings.

Appendix III sets out the sources and bases of certain of the financial information contained in this Announcement (including this summary).

Terms used in this Announcement (including this summary) have the meanings attributed to them in Appendix IV.

Important disclaimers (including in relation to securities law restrictions)

This Announcement is for information purposes only and is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer

Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document). This Announcement does not constitute a prospectus or a prospectus equivalent document.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Latchways Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

No person has been authorised to make any representations on behalf of Latchways, Bidco or MSA (or any of their respective Affiliates) concerning the Scheme or the Acquisition which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, Latchways, Bidco and MSA (and their respective Affiliates) disclaim any responsibility or liability for the violation of such restrictions by any person.

No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.

Notice to US investors

The Acquisition relates to the shares of an English company that is not registered under the Exchange Act and is being made by means of a scheme of arrangement provided for under English company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements in the United States tender offer and proxy solicitation rules under the Exchange Act. Financial information included (or incorporated by reference) in this Announcement and the Scheme Document in relation to Latchways has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for US Holders of Latchways Shares to enforce their rights and any claim arising out of US federal laws, since Latchways and certain Affiliates of MSA are located in a non-US jurisdiction and some or all of their officers and directors may be resident in a non-US jurisdiction. US Holders of Latchways Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement. If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.

Bidco and MSA financial adviser

Lazard, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as financial adviser to Bidco and MSA and no one else in connection with the Acquisition and will not be responsible to anyone other than Bidco and MSA for providing the protections afforded to clients of Lazard, nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

Latchways financial adviser

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Latchways and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Latchways for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Latchways corporate broker

N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as corporate broker to Latchways and no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Latchways for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Forward looking statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Latchways and certain plans and objectives of Bidco with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by Latchways and/or Bidco and/or MSA (and/or their respective Affiliates) in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. None of Latchways, Bidco or MSA (nor any of their respective Affiliates) assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

None of Latchways, Bidco or MSA (nor any of their respective Affiliates, members, directors, officers, employees, advisers or persons acting on their behalf) provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for Latchways for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Latchways.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Right to switch to a Takeover Offer

Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Latchways, as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this Announcement.

Publication on website and requesting hard copy documents

In accordance with Rule 26.1 of the Takeover Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Latchways’ website at www.latchways.com and on MSA’s website at www.msasafety.com by no later than 12 noon (London time) on 2 September 2015.

Neither the content of the websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement (and any information incorporated into it by reference to another source) by contacting the company secretary of Latchways during business hours on Tel: +44 1380 732700 or by submitting a request in writing to the company secretary of Latchways at Hopton Park, Devizes, Wiltshire, SN10 2JP, United Kingdom. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Electronic communications

Please be aware that addresses, electronic addresses and certain information provided by Latchways Shareholders, persons with information rights and other relevant persons for the receipt of communications from Latchways may be provided to Bidco during the offer period if requested under Section 4 of Appendix 4 to the Takeover Code.

Time

All times shown in this Announcement are London times, unless otherwise stated.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN OR INTO OR FROM ANY RESTRICTED JURISDICTIONS OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

1 September 2015

Recommended Cash Acquisition

of

Latchways plc (“Latchways”)

by

MSA UK Holdings Limited (“Bidco”)

(an indirect wholly-owned subsidiary of MSA Safety Incorporated (“MSA”))

1.	Introduction

The boards of MSA and Latchways are pleased to announce the terms of a unanimously recommended cash acquisition by Bidco (an indirect wholly-owned subsidiary of MSA) of the entire issued and to be issued ordinary share capital of Latchways, to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer.

2.	Summary of the terms of the Acquisition

The full terms and conditions of the Acquisition will be set out in the Scheme Document. Under the terms of the Acquisition, which is subject to the Conditions and other terms set out in this Announcement (including Appendix I), Latchways Shareholders would receive:

1100 pence in cash for each Latchways Share

The Acquisition values the entire issued ordinary share capital of Latchways at approximately £124 million and represents a premium of approximately:

•	53 per cent. to the Closing Price of 720 pence per Latchways Share on 28 August 2015, being the last Business Day prior to the date of this Announcement; and

•	44 per cent. to the average Closing Price of approximately 762 pence per Latchways Share for the six month period ending on 28 August 2015.

The Acquisition implies an enterprise value for Latchways of £114 million.

Latchways Shareholders on Latchways’ register of members at the close of business on 14 August 2015 will receive the Latchways Final Dividend of 27.50 pence which will, subject to the approval of the Latchways Shareholders at the annual general meeting of Latchways to be held on 4 September 2015, be paid on 11 September 2015.

MSA and Latchways believe that the Acquisition recognises the quality of Latchways’ businesses and its future prospects and provides a compelling opportunity for Latchways Shareholders to realise significant value, up front, in cash for their Latchways Shares.

Save in respect of the Irrevocable Undertakings, no member of the MSA Group currently holds or is otherwise interested in any Latchways Shares.

The Scheme Shares will be acquired by Bidco fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid (excluding the Latchways Final Dividend, which Latchways Shareholders will have the right to receive and retain) or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the Scheme Shares.

If any dividend or other distribution in respect of the Scheme Shares is declared, paid or made (excluding the Latchways Final Dividend, which Latchways Shareholders will have the right to receive and retain) on or after the date of this Announcement, Bidco reserves the right to reduce the consideration payable for each Scheme Share under the terms of the Acquisition by the amount per Scheme Share of such dividend or distribution (excluding the Latchways Final Dividend).

3.	Background to and reasons for the Acquisition

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. MSA’s core product groups include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets and fall protection devices. Latchways is a global provider of permanent fall protection systems.

The acquisition of Latchways presents MSA with the opportunity to double the size of its existing position within the fall protection space, one of the largest and fastest-growing categories of the global personal protective equipment industry, with an estimated market size of between $1.5 and $2.0 billion globally. The Acquisition is expected to position MSA as one of the largest fall protection players globally. It extends MSA’s fall protection product offering, particularly within the area of “Engineered Systems”. Latchways’ product portfolio includes the “ManSafe” horizontal lifeline product range, the newer “Personal Rescue Device” (PRD), the “WinGrip” product ranges for aircraft maintenance and the patented “Self Retracting Lifeline” (SRL) range, which are all complementary product segments for MSA. In addition, MSA’s product development capabilities will be further strengthened through the addition of Latchways’ team of engineers, which have a demonstrated track record of driving innovation of engineered fall protection solutions.

The Acquisition will expand MSA’s geographic footprint in the UK and Europe and reinforce existing positions in Latin America, Australia and the US. It is expected that the combination of MSA’s and Latchways’ distribution networks, customer relationships, sales capabilities and marketing expertise will provide the opportunity to develop new lines of distribution for existing products and to benefit from cross-selling opportunities. Accordingly, it is expected that the Acquisition will further accelerate Latchways’ growth and position the combined group to sustain an improved global position within an industry that has been subject to a changing competitive landscape.

The Acquisition represents a key element of MSA’s strategy to create shareholder value by effectively deploying capital that drives organic and inorganic growth within its core business. The Acquisition is expected to be accretive to earnings in 2016, the first full year of ownership of the Latchways Group by the MSA Group, and to return in excess of MSA’s cost of capital by year three.

4.	Background to and reasons for the recommendation

Founded in 1974, Latchways is an expert in permanently installed engineered fall protection solutions and a highly respected fall protection equipment manufacturer. It develops, manufactures and distributes advanced fall protection solutions protecting people accessing some of the most demanding structures around the world. It has a reputation for high quality products and innovation.

Latchways has a track record of developing first to market groundbreaking technologies and new product solutions, addressing the significant global challenges faced by employers to protect their employees working at height. These include the “Transfastner”, “Ladderlatch”, “Constant Force Post” (the patent of which is licensed to Latchways by a third party), “WinGrip”, “Self Retracting Lifeline” (SRL), “Sealed Self Retracting Lifeline” and the “Personal Rescue Device” (PRD).

The Latchways board has continued to implement a strategy of expanding its footprint by strengthening its in-country sales force in key export geographies. The expansion of the sales force is well under way and Latchways aims to complete the recruitment process by year end.

The board of Latchways believes MSA offers a unique opportunity to combine Latchways’ product offering with a large and diversified safety products group, giving greater scale, an established global presence and a larger distribution platform. This will materially expand the channels to market, especially within key geographies such as North America. MSA will give greater exposure to Latchways’ products, especially in MSA’s well established relationships such as those in the utility and oil and gas sectors.

Latchways will complement and enhance MSA’s current fall protection product range and its presence in the fall protection industry. It will also provide design capabilities to further drive innovation and product development. Latchways products will be sold through a combination of Latchways’ and MSA’s existing channels.

The Acquisition recognises the quality of Latchways’ businesses and its future prospects and provides a compelling opportunity for Latchways Shareholders to realise significant value, up front, in cash for their Latchways Shares. This is in addition to the previously announced Latchways Final Dividend which will, subject to the approval of the Latchways Shareholders at the annual general meeting of Latchways to be held on 4 September 2015, be paid on 11 September 2015 to Latchways Shareholders on Latchways’ register of members at the close of business on 14 August 2015.

5.	Recommendation

The Latchways Directors, who have been so advised by Rothschild as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing advice to the Latchways Directors, Rothschild has taken into account the commercial assessments of the Latchways Directors.

Accordingly, the Latchways Directors intend to recommend unanimously that Latchways Shareholders vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, accept (or procure acceptances of) the Takeover Offer), as the Latchways Directors who are interested in Latchways Shares have irrevocably undertaken to do in respect of their own beneficial holdings of Latchways Shares (or of persons connected to them), amounting, in aggregate, to 446,805 Latchways Shares, representing approximately 3.98 per cent. of the issued ordinary share capital of Latchways as at 28 August 2015, being the last Business Day prior to the date of this Announcement.

6.	Irrevocable Undertakings

6.1	Latchways Directors

Bidco and MSA have received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure acceptances of) the Takeover Offer) from the Latchways Directors who are interested in Latchways Shares in respect of their own beneficial holdings of Latchways Shares (or of persons connected to them) amounting, in aggregate, to 446,805 Latchways Shares, representing approximately 3.98 per cent. of the issued ordinary share capital of Latchways as at 28 August 2015, being the last Business Day prior to the date of this Announcement.

6.2	Major Latchways Shareholders

Bidco and MSA have received irrevocable undertakings from certain other Latchways Shareholders to vote (or procure the voting) in favour of the Scheme (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) in respect of, in aggregate, 3,841,948 Latchways Shares, representing approximately 34.19 per cent. of the issued ordinary share capital of Latchways as at 28 August 2015, being the last Business Day prior to the date of this Announcement.

In aggregate, therefore, Bidco and MSA have received Irrevocable Undertakings in respect of 4,288,753 Latchways Shares, representing approximately 38.17 per cent. of the issued ordinary share capital of Latchways as at 28 August 2015, being the last Business Day prior to the date of this Announcement.

Further details of the Irrevocable Undertakings are set out in Appendix II to this Announcement.

7.	Information relating to Latchways

Founded in 1974, Latchways is dedicated to protecting the safety of individuals working at height and has established a reputation for innovative fall arrest systems, and designing, assembling and marketing high quality fall protection products coupled with providing high levels of technical and customer support.

Latchways operates out of the group headquarters in Devizes, United Kingdom, a sales and distribution centre in Houston, Texas, and a small production plant in Kozina, Slovenia. The Latchways Group designs and manufactures fall protection equipment for people working at height, which is sold worldwide, both directly to end users and also through a network of independent, trained installers. The business is broadly categorised between “horizontal business” (systems for those working at height, such as rooftops, crane rails, etc) and “vertical business” (systems for those climbing to or from height, for example ladders, telecom masts, electricity transmission towers, etc). In recent years the range has been enhanced, both through acquisition and product development, to include personal protective equipment, guardrails and walkways, and most recently rescue equipment.

Latchways employs approximately 250 people and had reported revenues of £33.1 million for the financial year ended 31 March 2015.

8.	Information relating to MSA and Bidco

8.1	MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. MSA’s comprehensive line of products is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, the mining industry, and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection, fire and rescue helmets and fall protection devices. With 2014 revenues of $1.1 billion, MSA employs approximately 5,000 people worldwide. MSA is headquartered north of Pittsburgh in Cranberry Township, Pennsylvania, and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realises approximately half of its revenue from outside North America.

MSA is listed on the NYSE under the symbol “MSA” and, as at 28 August 2015, had a market capitalisation of $1,962 million.

8.2	Bidco

Bidco is a newly incorporated private limited company incorporated in England and an indirect wholly-owned subsidiary of MSA, formed for the purpose of making the Acquisition. Bidco has not traded since its incorporation nor has it entered into any obligations other than in connection with the Acquisition. Bidco is a direct wholly-owned subsidiary of MSA International Holdings B.V. (“MSA BV”), a company formed under the laws of The Netherlands.

9.	Financing the Acquisition

The consideration payable by Bidco under the terms of the Acquisition will be satisfied through a combination of the MSA Group’s existing cash resources and the proceeds of a drawing under a $125 million senior unsecured credit facility agreement dated 31 August 2015 entered into by, among others, MSA (as a Guarantor), each of MSA BV and Bidco (as Co-Borrowers) and Bank of America Merrill Lynch International Limited (as Original Lender) (the “BAML Facility Agreement”).

Lazard, as financial adviser to MSA and Bidco, is satisfied that sufficient financial resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Acquisition.

10.	Bidco’s intention for Latchways’ management and employees

MSA attaches great importance to the skills, knowledge and experience of Latchways’ management team and employees and believes that they will benefit from greater opportunities as part of the enlarged MSA Group.

Following completion of the Acquisition, MSA intends to work with the management and employees of Latchways to grow the business, leveraging the Latchways brands and utilising MSA’s industry expertise and global infrastructure.

The boards of MSA and Latchways recognise that, in order to achieve some of the expected benefits of the combination of the MSA Group and Latchways Group, it will be necessary to form an integration team following completion of the Acquisition, which will include key MSA and

Latchways personnel, to perform a detailed review of business activities that drive growth in the key value drivers for both companies. In the meantime, until such review is completed, MSA has not made any firm decisions with regard to Latchways’ businesses.

MSA confirms that, following completion of the Acquisition, it intends to fully observe the existing contractual and statutory employment rights of Latchways’ management and employees in accordance with applicable law.

MSA intends to put in place appropriate retention plans for those individuals who are identified as key to the ongoing success of the enlarged MSA Group following completion of the Acquisition, in accordance with integration plans to be developed by the integration team.

It is intended that the non-executive directors of Latchways will resign as Latchways Directors following the Effective Date.

11.	Structure of the Acquisition

11.1	Scheme

It is intended that the Acquisition will be effected by a Court sanctioned scheme of arrangement between Latchways and the Scheme Shareholders under Part 26 of the Act. The purpose of the Scheme is to provide for Bidco to become the owner of the whole of the issued and to be issued ordinary share capital of Latchways. Under the Scheme, the Acquisition is to be principally achieved by:

(a)	the transfer of the Scheme Shares held by Scheme Shareholders to Bidco in consideration for which the Scheme Shareholders will receive the Consideration; and

(b)	amendments to Latchways’ articles of association to ensure that any Latchways Shares issued after the approval of the Scheme at the Court Meeting and the Effective Date will be (i) subject to the Scheme and (ii) automatically acquired by Bidco.

Approval by the Court Meeting and General Meeting

In order to become Effective, the Scheme requires, among other things:

(a)	the satisfaction (or, where applicable, waiver) of the Conditions;

(b)	the approval of a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting. At the Court Meeting, voting will be by poll and not on a show of hands and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held; and

(c)	the approval of not less than 75 per cent. of the votes cast, either in person or by proxy, of the Resolution at the General Meeting (to be held directly after the Court Meeting) necessary in order to implement the Scheme, being amendments to Latchways’ articles of association to ensure that any Latchways Shares issued after the approval of the Scheme at the Court Meeting and the Scheme Record Time will be (i) subject to the Scheme and (ii) automatically acquired by Bidco.

Application to the Court to sanction the Scheme

Once the approvals of the Latchways Shareholders have been obtained at the Court Meeting and the General Meeting, the Scheme must be sanctioned by the Court at the Court Hearing.

The Scheme will become effective in accordance with its terms on delivery of the Scheme Court Order to Companies House. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or General Meeting, or whether they voted in favour of or against the Scheme.

Full details of the Scheme to be set out in the Scheme Document

The Scheme is subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document. The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Takeover Code, the Takeover Panel, the London Stock Exchange, the FCA and the Listing Rules.

The Scheme will contain a provision for Latchways and Bidco to jointly consent, on behalf of all persons concerned, to any modification of or addition to the Scheme or to any condition that the Court may approve or impose. Latchways has been advised that the Court would be unlikely to approve any modification of, or addition to, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders unless the Scheme Shareholders were informed of such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of the Scheme Shareholders should be held in these circumstances.

It is expected that the Scheme Document will be dispatched to Latchways Shareholders as soon as practicable and, in any event, within 28 days of the date of this Announcement (unless Latchways and Bidco otherwise agree, and the Takeover Panel consents, to a later date).

11.2	Conditions to the Acquisition

The Conditions are set out in full in Appendix I to this Announcement. The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective by no later than the Long Stop Date. The Scheme will be conditional, among other things, upon:

(a)	the approval of the Scheme by a majority in number of the Scheme Shareholders, representing not less than 75 per cent. in value of the Scheme Shares (or the relevant class or classes thereof, if applicable) held by those Scheme Shareholders, present and voting, either in person or by proxy, at the Court Meeting or at any adjournment thereof on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as shall be the later of (i) any date agreed between Bidco and Latchways and the Court may allow and (ii) the date determined by the Takeover Panel as being the earliest date the Scheme can become Effective);

(b)	the passing of the Resolution by the requisite majority at the General Meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as shall be the later of (i) any date agreed between Bidco and Latchways and the Court may allow and (ii) the date determined by the Takeover Panel as being the earliest date the Scheme can become Effective); and

(c)	the sanction of the Scheme by the Court and the delivery of an office copy of the Scheme Court Order to Companies House.

11.3	Scheme timetable/further information

A full anticipated timetable will be set out in the Scheme Document which will be posted as soon as reasonably practicable, and in any event, within 28 days of the date of this Announcement (unless Latchways and Bidco otherwise agree, and the Takeover Panel consents, to a later date). At this stage, subject to the approval and availability of the Court (which is subject to change), Bidco expects the implementation of the Acquisition to occur before the end of October 2015. If the Acquisition does not become Effective by the Long Stop Date, the Acquisition will lapse.

11.4	Right to switch to a Takeover Offer

Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Latchways, as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this Announcement.

If the Acquisition is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Bidco intends to: (a) request that the UK Listing Authority cancel the admission of the Latchways Shares to the Official List and that the London Stock Exchange cancel trading in Latchways Shares on the main market of the London Stock Exchange; and (b) exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Act to acquire compulsorily the remaining Latchways Shares in respect of which the Takeover Offer has not been accepted.

12.	De-listing and re-registration of Latchways as a private limited company

12.1	De-listing

Unless the Meetings are adjourned, the last time for dealings in, and for registration of transfers of, Latchways Shares will be immediately prior to the Scheme Record Time, following which it is intended that the listing of the Latchways Shares on the Official List and the trading in the Latchways Shares on the main market of the London Stock Exchange will be temporarily suspended. As at the Scheme Record Time, there may be unsettled, open trades for the sale and purchase of Latchways Shares within the CREST system. The Latchways Shares that are the subject of such unsettled trades will be treated under the Scheme in the same way as any other Scheme Share. Consequently, those Latchways Shares will be transferred under the Scheme and the Scheme Shareholders will receive the Consideration in accordance with the terms of the Scheme. No transfers of Latchways Shares will be registered after this time and no Latchways Shares will be issued after this time. Prior to the Effective Date, a request will be made to the UK Listing Authority and to the London Stock Exchange to cancel, respectively, the listing of the Latchways Shares on the Official List and the trading in the Latchways Shares on the main market of the London Stock Exchange, with effect from the Effective Date or shortly thereafter.

On the Effective Date, each certificate representing a holding of Latchways Shares subject to the Scheme will be cancelled. Share certificates in respect of Latchways Shares will cease to be valid and every Latchways Shareholder will be bound at the request of Latchways to deliver up to Latchways, or to any person appointed by Latchways, the share certificate(s) for cancellation, or to destroy them. As from the Scheme Record Time, each holding of Scheme Shares credited to any stock account in CREST will be disabled and all Scheme Shares will be removed from CREST in due course.

12.2	Re-registration as a private limited company

It is also intended that Latchways be re-registered as a private limited company in due course following the Effective Date.

13.	Acquisition-related arrangement

MSA and Latchways entered into a mutual confidentiality and standstill agreement on 2 July 2015 (the “Confidentiality Agreement”) pursuant to which, among other things, each of MSA and Latchways have agreed to keep confidential information about the other party and not to disclose to any person (other than authorised recipients) confidential information exchanged by them unless required by law or regulation. These confidentiality obligations terminate on completion of the Acquisition or 12 months following termination of discussions between MSA and Latchways. The standstill provisions contained in the Confidentiality Agreement ceased to apply upon publication of this Announcement.

14.	Latchways Performance Share Plan

At the annual general meeting of Latchways to be held on 4 September 2015, the Latchways Performance Share Plan will be put forward for approval by Latchways Shareholders, as was recommended by the Latchways Directors in Latchways’ 2015 Annual Report. The remuneration committee of the board of Latchways (the “Remuneration Committee”) has determined that awards will not be made under the Latchways Performance Share Plan during the offer period. Other than in exceptional circumstances, awards cannot be made under the Latchways Performance Share Plan outside the period of (a) 6 weeks from adoption of the Latchways Performance Share Plan or (b) 6 weeks following the announcement of Latchways’ results for any period. The Remuneration Committee considers that the circumstances of the Acquisition are sufficiently exceptional to permit the granting of the intended awards under the Latchways Performance Share Plan following the expiry of the offer period, should the Acquisition not proceed or should it otherwise not become Effective or unconditional in all respects (as the case may be).

15.	Disclosure of interests in Latchways

15.1	Opening Position Disclosure

Since no member of the MSA Group has any interest in relevant securities of Latchways, no Opening Position Disclosure will be made under Rule 8.1(a) of the Takeover Code.

15.2	Interests in Latchways

Save for the Irrevocable Undertakings, as at the close of business on 28 August 2015 (being the last Business Day prior to the date of this Announcement), none of (i) Bidco and MSA or any of their respective directors or (ii) so far as the board of Bidco or MSA is aware, any person acting, or deemed to be acting, in concert with Bidco or MSA:

(a)	had an interest in, or right to subscribe for, relevant securities of Latchways;

(b)	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Latchways;

(c)	had procured an irrevocable commitment or letters of intent to vote in favour of or accept the terms of Acquisition in respect of relevant securities of Latchways; or

(d)	had borrowed or lent any Latchways Shares.

Furthermore, save for the Irrevocable Undertakings, no arrangement exists between (i) Bidco or MSA or any of their respective associates and (ii) so far as the board of Bidco or MSA is aware, any person acting, or deemed to be acting in concert with Bidco or MSA, in relation to Latchways Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Latchways Shares which may be an inducement to deal or refrain from dealing in such securities.

15.3	Rule 2.10 disclosure

In accordance with Rule 2.10 of the Takeover Code, Latchways confirms that as the date of this Announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange only one authorised class of share, namely, ordinary shares of 5 pence each, of which there are 11,235,695 in issue. The International Securities Identification Number (ISIN) of the Latchways Shares is GB0001572964.

16.	Overseas shareholders

The distribution of this Announcement to, and the availability of the Acquisition to, persons who are not resident in the United Kingdom may be affected by the laws of their relevant jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Latchways Shareholders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

Further details in relation to overseas Latchways Shareholders will be contained in the Scheme Document.

17.	Documents on website

The following documents will, by no later than noon on 2 September 2015, be published on Latchways’ website at www.latchways.com and MSA’s website at www.msasafety.com:

(a)	a copy of this Announcement;

(b)	the Confidentiality Agreement;

(c)	the Irrevocable Undertakings;

(d)	the BAML Facility Agreement;

(e)	a fee letter dated 31 August 2015 entered into by and between, among others, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MSA, Bidco and MSA BV relating to the financing to be provided under the BAML Facility Agreement; and

(f)	intercompany loan agreements dated 17 August 2015 and 31 August 2015, respectively, between (a) MSA (as Lender) and MSA BV (as Borrower) and (b) MSA BV (as Lender) and Bidco (as Borrower), in each case relating to the financing to be provided under the BAML Facility Agreement.

Neither the contents of the websites or any other websites accessible from hyperlinks on such websites are incorporated into, or form any part of, this Announcement.

Enquiries

Bidco and MSA:

Kenneth Krause, Vice President, Strategic Finance and Treasurer	Tel: +1 724 741 8534

Lazard:

(Financial Adviser to Bidco and MSA)

Mark McMaster	Tel: +44 207 187 2000

Jean Greene

Richard Shaw

Eugene Schreider

Latchways:

David Hearson	Tel: +44 1380 732700

Rex Orton

Rothschild:

(Financial Adviser to Latchways)

Paul Simpson	Tel: +44 121 600 5252

John Byrne

N+1 Singer:

(Corporate Broker to Latchways)

Shaun Dobson	Tel: +44 207 496 3000

Alex Wright

IFC Advisory:

(Public Relations Adviser to Latchways)

Graham Herring	Tel: +44 203 053 8671

Tim Metcalfe

Important disclaimers (including in relation to securities law restrictions)

This Announcement is for information purposes only and is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely pursuant to the terms of the Scheme Document (or, if applicable, the Offer Document), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Offer Document). This Announcement does not constitute a prospectus or a prospectus equivalent document.

The release, publication or distribution of this Announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom should inform themselves about, and observe any applicable requirements. In particular, the ability of persons who are not resident in the United Kingdom to vote their Latchways Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located. This Announcement has been prepared for the purpose of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

No person has been authorised to make any representations on behalf of Latchways, Bidco or MSA (or any of their respective Affiliates) concerning the Scheme or the Acquisition which are inconsistent with the statements contained herein, and any such representations, if made, may not be relied upon as having been so authorised.

Copies of this Announcement and any formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction.

Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction and, to the fullest extent permitted by applicable law, Latchways, Bidco and MSA (and their respective Affiliates) disclaim any responsibility or liability for the violation of such restrictions by any person.

No person should construe the contents of this Announcement as legal, financial or tax advice and any interested person should consult its own advisers in connection with such matters.

Notice to US investors

The Acquisition relates to the shares of an English company that is not registered under the Exchange Act and is being made by means of a scheme of arrangement provided for under English company law. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the Exchange Act. Accordingly, the Acquisition is subject to the disclosure requirements and practices applicable in the United Kingdom to schemes of arrangement which differ from the disclosure requirements in the United States tender offer and proxy solicitation rules under the Exchange Act. Financial information included (or incorporated by reference) in this Announcement and the Scheme Document in relation to Latchways has been or will have been prepared in accordance with accounting standards applicable in the United Kingdom that may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States. It may be difficult for US Holders of Latchways Shares to enforce their rights and any claim arising out of US federal laws, since Latchways and certain Affiliates of MSA are located in a non-US jurisdiction and some or all of their officers and directors may be resident in a non-US jurisdiction. US Holders of Latchways Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgement. If Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, such offer will be made in compliance with applicable US laws and regulations.

Bidco and MSA financial adviser

Lazard, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as financial adviser to Bidco and MSA and no one else in connection with the Acquisition and will not be responsible to anyone other than Bidco and MSA for providing the protections afforded to clients of Lazard, nor for providing advice in relation to the Acquisition or any other matters referred to in this Announcement. Neither Lazard nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Lazard in connection with this Announcement, any statement contained herein or otherwise.

Latchways financial adviser

Rothschild, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting exclusively as financial adviser to Latchways and for no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Latchways for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Latchways corporate broker

N+1 Singer, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as corporate broker to Latchways and no one else in connection with the subject matter of this Announcement and will not be responsible to anyone other than Latchways for providing the protections afforded to its clients or for providing advice in connection with the subject matter of this Announcement.

Forward looking statements

This Announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Latchways and certain plans and objectives of Bidco with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aims”, “continue”, “will”, “may”, “should”, “would”, “could” or other words of similar meaning. These statements are based on assumptions and assessments made by Latchways and/or Bidco and/or MSA (and/or their respective Affiliates) in light of their experience and their perception of historical trends, current conditions, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this Announcement could cause actual results and developments to differ materially from those expressed in or implied by such forward-looking statements. No assurance can be given that such expectations will prove to have been correct and persons reading this Announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this Announcement. None of Latchways, Bidco or MSA (nor any of their respective Affiliates) assumes any obligation to update or correct the information contained in this Announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals.

None of Latchways, Bidco or MSA (nor any of their respective Affiliates, members, directors, officers, employees, advisers or persons acting on their behalf) provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward looking statements in this Announcement will actually occur.

No profit forecasts or estimates

No statement in this Announcement is intended as a profit forecast or estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for Latchways for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per ordinary share for Latchways.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Right to switch to a Takeover Offer

Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of Latchways, as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this Announcement.

Publication on website and requesting hard copy documents

In accordance with Rule 26.1 of the Takeover Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Latchways’ website at www.latchways.com and on MSA’s website at www.msasafety.com by no later than 12 noon (London time) on 2 September 2015.

Neither the content of the websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.

You may request a hard copy of this Announcement (and any information incorporated into it by reference to another source) by contacting the company secretary of Latchways during business hours on Tel: +44 1380 732700 or by submitting a request in writing to the company secretary of Latchways at Hopton Park, Devizes, Wiltshire, SN10 2JP, United Kingdom. Your attention is drawn to the fact that a hard copy of this Announcement will not be sent to you unless so requested. You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

Electronic communications

Please be aware that addresses, electronic addresses and certain information provided by Latchways Shareholders, persons with information rights and other relevant persons for the receipt of communications from Latchways may be provided to Bidco during the offer period if requested under Section 4 of Appendix 4 to the Takeover Code.

Time

All times shown in this Announcement are London times, unless otherwise stated.

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION

Part A: Conditions

The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective by no later than the Long Stop Date, or such later date (if any) as Bidco and Latchways may, with the consent of the Panel, agree and, if required, the Court may allow.

1.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Scheme Shareholders (or the relevant class or classes thereof, if applicable) entitled to vote and present and voting, either in person or by proxy, at the Court Meeting (or at any adjournment, postponement or reconvening of such meeting) to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as shall be the later of (i) any date agreed between Bidco and Latchways and the Court may allow and (ii) the date determined by the Takeover Panel as being the earliest date that the Scheme can become effective) and the votes cast at such meeting in favour of the Scheme representing 75 per cent. or more of the total votes cast at such meeting;

(b)	the Resolution necessary to approve and implement the Scheme, as set out in the notice of the General Meeting in the Scheme Document, being duly passed by the requisite majority at the General Meeting (or at any adjournment, postponement or reconvening of that meeting) to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as shall be the later of (i) any date agreed between Bidco and Latchways and the Court may allow and (ii) the date determined by the Takeover Panel as being the earliest date that the Scheme can become effective);

(c)	the sanction of the Scheme (without modification or, if agreed by Bidco and Latchways, with modification) by the Court; and

(d)	an office copy of the Scheme Court Order being delivered to Companies House.

2.	In addition, the Acquisition will also be conditional upon the following Conditions, and, accordingly, the necessary actions to make the Scheme effective will not be taken unless such Conditions (as amended if appropriate) have been satisfied or waived:

Confirmation of absence of adverse circumstances

(a)	except as Publicly Announced or fairly disclosed in Disclosed Information, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Latchways Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which in each case as a consequence of the Acquisition of any shares or other securities in Latchways or because of a change in the control or management of Latchways, would or might reasonably be expected to result in (to an extent or in a manner which is material and adverse in the context of the Acquisition or would have a material and adverse effect on the Wider Latchways Group as a whole):

(i)	any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests or business of any member of the Wider Latchways Group thereunder, or interests or business of any such member in or with any other person, firm, company or body (or any arrangements to which any such member is a party relating to any such interests or business), being or becoming capable of being terminated, adversely modified, amended, relinquished or adversely affected or any onerous obligation or liability arising or any adverse action being taken or arising thereunder;

(ii)	any asset, or interest in such asset, of any member of the Wider Latchways Group being or falling to be disposed of or charged or ceasing to be available to any member of the Wider Latchways Group or any right arising under which any such asset or interest could be required to be disposed of or charged or cease to be available to any member of the Wider Latchways Group;

(iii)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property, assets or interest of any member of the Wider Latchways Group or any such mortgage, charge or other security (whenever created, arising or having arisen) becoming enforceable or being capable of being enforced;

(iv)	the value of any member of the Wider Latchways Group or its financial or trading position or prospects being prejudiced or adversely affected;

(v)	any member of the Wider Latchways Group ceasing to be able to carry on business under any name which it at present uses;

(vi)	the creation or acceleration of any liability (actual or contingent) by any member of the Wider Latchways Group, other than trade creditors or other liabilities incurred in the ordinary course of business;

(vii)	any liability of any member of the Wider Latchways Group to make any severance, termination, bonus or other payment to any of its directors or other officers;

(viii)	any requirement on any member of the Wider Latchways Group to acquire, subscribe, pay up or repay any shares or other securities; or

(ix)	any monies borrowed by or any other indebtedness (actual or contingent) of, or any grant available to any member of the Wider Latchways Group, being or becoming repayable or capable of being declared repayable immediately or prior to its or their stated maturity date or repayment date, or the ability of such member of the Wider Latchways Group to borrow monies or incur any indebtedness becoming or being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited, and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider Latchways Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this Condition occurring;

Third party clearances

(b)	no government or governmental, quasi-governmental, supranational, statutory, regulatory, professional, environmental or investigative body, works council or employee representative body, antitrust regulator, central bank, court, trade agency, professional association, institution or any other similar body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement, threaten or withdraw any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, decision or order, or having taken any other steps, and there not continuing to be outstanding any statute, regulation or order of any Third Party, in each case which would or might reasonably be expected to (to an extent or in a manner which is material and adverse in the context of the Acquisition):

(i)	require, prevent or delay the divestiture, or materially alter the terms of any proposed divestiture by any member of the Wider MSA Group or by Latchways or any other member of the Wider Latchways Group of all or any portion of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own, control or manage any of their respective assets or properties or any part thereof;

(ii)	require, prevent or delay the divestiture by any member of the Wider MSA Group of any shares or other securities in Latchways or the Wider Latchways Group;

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider MSA Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider Latchways Group or the Wider MSA Group or to exercise voting or management control over any such member;

(iv)	otherwise materially adversely affect any or all of the business, assets, liabilities, financial or trading position, profits, operational performance or prospects of any member of the Wider MSA Group or of any member of the Wider Latchways Group;

(v)	make the Acquisition or its implementation by Bidco or any member of the Wider MSA Group of any shares or other securities in, or control or management of, Latchways void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, prevent, delay, impede or otherwise interfere with the implementation thereof, or require amendment or impose additional conditions or obligations with respect thereto, or otherwise challenge, or interfere with the Acquisition or its implementation by Bidco or any member of the Wider MSA Group of any shares or other securities in, or control or management of, Latchways;

(vi)	require any member of the Wider MSA Group or the Wider Latchways Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) or interest in any member of the Wider Latchways Group or the Wider MSA Group owned by any third party (other than in the implementation of the Acquisition);

(vii)	impose any limitation on the ability of any member of the Wider MSA Group or the Wider Latchways Group to conduct its business or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider MSA Group or the Wider Latchways Group;

(viii)	require any member of the Wider Latchways Group to relinquish, terminate or amend in any way any contract to which any member of the Wider Latchways Group is a party; or

(ix)	result in any member of the Wider MSA Group or the Wider Latchways Group ceasing to be able to carry on business under any name under which it presently does so;

(c)	all material notifications, notices, filings or applications in connection with the Acquisition or any aspect of the Acquisition that are necessary having been made and all authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals which are necessary (the “Authorisations”), in any jurisdiction, for and in respect of the Acquisition or any aspect of the Acquisition having been obtained in terms and in a form reasonably satisfactory to Bidco (acting reasonably) from all appropriate Third Parties and persons or bodies with whom any member of the Wider Latchways Group has entered into contractual arrangements, and all such Authorisations together with all material authorisations, orders, grants, consents, clearances, licences, confirmations, permissions and approvals necessary for any member of the Wider MSA Group to carry on its business (the “Business Authorisations”) remaining in full force and effect (where the absence of such Authorisations or Business Authorisations would be material and adverse in the context of the Acquisition) and all filings necessary for such purpose have been made and there being no notice or intimation of any intention to revoke, suspend, restrict, modify or not to renew any of the same at the time at which the Acquisition becomes otherwise unconditional and all necessary material statutory or regulatory obligations in any jurisdiction having been complied with;

No material transactions, claims or changes in the conduct of the Latchways Group

(d)	since 31 March 2015 and except as Publicly Announced or fairly disclosed in Disclosed Information, no member of the Wider Latchways Group having:

(i)	save as between Latchways and wholly-owned subsidiaries of Latchways, issued, agreed to issue, authorised or proposed the issue of additional shares of any class, or of securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or redeemed, purchased or repaid any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(ii)	other than to another member of the Latchways Group and other than in respect of the Latchways Final Dividend, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iii)	save for transactions between members of the Latchways Group or pursuant to the Acquisition, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged, charged or created any security interest over any assets or any right, title or interest in any asset (including shares or loan capital (or the equivalent thereof) in any undertaking or undertakings and further including trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (which, in the case of any transfer, mortgage, charge or security interest, is other than in the ordinary course of business);

(iv)	save for transactions between members of the Latchways Group, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(v)	issued, authorised, proposed the issue of or made any change in or to the terms of any debentures or (save for trade credit incurred in the ordinary course of business or for transactions between members of the Latchways Group) incurred or increased any indebtedness or become or agreed to become subject to any material liability (actual or contingent) other than in the ordinary course of business;

(vi)	implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in respect of the Acquisition;

(vii)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could reasonably be materially restrictive on the businesses of any member of the Wider Latchways Group or the Wider Bidco Group or which involves or could reasonably involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business;

(viii)	other than in respect of a member which is dormant and was solvent at the relevant time, taken any corporate action or had any legal proceedings instituted or threatened against it or petition presented or order made for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

(ix)	been unable or admitted in writing that it is unable to pay its debts as they fall due or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness;

(x)	waived or compromised any claim otherwise than in the ordinary course of business where such waiver or compromise would have a material adverse effect on the financial position of the Wider Latchways Group, taken as a whole;

(xi)	in respect of the Latchways Group, made any alteration to its memorandum or articles of association or other incorporation documents (in each case, other than an alteration in connection with the Scheme);

(xii)	proposed, agreed to provide or modified the terms of any employee share scheme, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Wider Latchways Group or entered into or changed the terms of any contract with any director or senior executive;

(xiii)	made or agreed or consented to any change in any material respect to:

(A)	the terms of the trust deeds constituting the pension scheme(s) established by any member of the Wider Latchways Group for its directors, employees or their dependents;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made;

(xiv)	entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities;

(xv)	taken (or agreed or proposed to take) any action which requires, or would require, the approval of Latchways Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code; or

(xvi)	entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition, and, for the purposes of this Condition, the term Latchways Group shall mean Latchways and its wholly-owned subsidiaries;

No material adverse change

(e)	since 31 March 2015 and save as Publicly Announced or fairly disclosed in Disclosed Information:

(i)	no material adverse change or deterioration having occurred (or circumstances having arisen which would or might reasonably be expected to result in any adverse change or deterioration) in the business, assets, liabilities, financial or trading position or profits, operational performance or prospects of any member of the Latchways Group;

(ii)	no agreement or arrangement between any member of the Latchways Group and any other person has been terminated or varied in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Latchways Group, taken as a whole;

(iii)	no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Wider Latchways Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider Latchways Group having been instituted, announced, implemented or threatened by or against or remaining outstanding in respect of any member of the Wider Latchways Group;

(iv)	no enquiry or investigation by, or complaint or reference to, any Third Party having been threatened in writing, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Wider Latchways Group;

(v)	no contingent or other material liability in respect of any member of the Wider Latchways Group having arisen or become apparent or increased that might reasonably be likely to adversely affect any member of the Wider Latchways Group that is material in the context of the Wider Latchways Group taken as a whole;

(vi)	no amendment or termination of any joint venture or partnership to which any member of the Wider Latchways Group is a party having been agreed or permitted; and

(vii)	no steps having been taken which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider Latchways Group which is necessary for the proper carrying on of its business, in each case, to an extent or in a manner which is material in the context of the Acquisition and has had, or would reasonably be expected to have, a material and adverse effect on the Wider Latchways Group, taken as a whole;

(f)	except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered:

(i)	that any financial, business or other information concerning the Wider Latchways Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Wider Latchways Group, is misleading or contains any misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the Wider Latchways Group is subject to any liability (actual or contingent); or

(iii)	any information which adversely affects the import of any information disclosed to Bidco or MSA (or their advisers) in the electronic data room established by Latchways for the purposes of the Acquisition on or before the date of this Announcement, in each case, to an extent or in a manner which is material in the context of the Acquisition and material in the context of the Wider Latchways Group, taken as a whole; and

Environmental and other issues

(g)	except as Publicly Announced or fairly disclosed in Disclosed Information, Bidco not having discovered that:

(i)

any past or present member of the Wider Latchways Group has failed to comply with any or all applicable legislation or regulation, of any jurisdiction, with regard to the disposal, spillage, release, discharge, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations, and wherever the same may have taken place) any of which disposal, spillage, release, discharge, leak or emission would reasonably be likely to give rise to any liability (actual or contingent) on the part of any member of the Wider Latchways Group which, in each case, is material in the context of the Wider Latchways Group, taken as a whole;

(ii)	there is, or is reasonably likely to be, for that or any other reason whatsoever, any liability (actual or contingent) of any past or present member of the Wider Latchways Group to make good, repair, reinstate or clean up any property or any controlled waters now or previously owned, occupied, operated or made use of or controlled by any such past or present member of the Wider Latchways Group, under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto which, in each case, is material in the context of the Wider Latchways Group, taken as a whole;

(i)	any past or present member of the Wider Latchways Group has not, to the extent applicable to that member, complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 (as amended) and the US Foreign Corrupt Practices Act of 1977 (as amended);

(ii)	any past or present member of the Wider Latchways Group has engaged in any business with or made any investments in, or made any payments to, (a) any government, entity or individual with which US or European Union persons are prohibited from engaging in activities or doing business by US or European Union laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states, in each case in contravention of those laws, regulations or sanctions; or

(iii)	any asset of any past or present member of the Wider Latchways Group constitutes criminal property as defined by section 340(3) of the UK Proceeds of Crime Act 2002 (as amended) (but disregarding paragraph (b) of that definition); and

Intellectual property

(h)	since 31 March 2015 and save as Publicly Announced or fairly disclosed in Disclosed Information:

(i)	no member of the Wider Latchways Group has lost its title to any intellectual property and no intellectual property owned by the Wider Latchways Group has been revoked, cancelled or declared invalid in any case to an extent which has a material adverse effect on the Wider Latchways Group, taken as a whole;

(ii)	no agreement regarding the use of any intellectual property licensed to or by any member of the Wider Latchways Group has been terminated or varied in any case to an extent which has a material adverse effect on the Wider Latchways Group, taken as a whole; or

(iii)	no claim has been filed suggesting that any member of the Wider Latchways Group has infringed the intellectual property rights of a third party and no member of the Wider Latchways Group has been found to have infringed the intellectual property rights of a third party in any case to an extent which has a material adverse effect on the Wider Latchways Group, taken as a whole.

3.	For the purposes of these Conditions:

(a)	a Third Party shall be regarded as having “intervened” if it has decided or threatened in writing, to take, institute, or implement any action, proceeding, suit, investigation, enquiry or reference or made, proposed or enacted any statute, regulation, decision or order or taken any measures or other similar steps or required any action to be taken and “intervene” shall be construed accordingly;

(b)	“Disclosed Information” means: (i) this Announcement; (ii) information which is Publicly Announced; (iii) any matters fairly disclosed in the information made available to Bidco or MSA (or their advisers) in the electronic data room established by Latchways or the purposes of the Acquisition on or before the Business Day prior to the date of this Announcement; and (iv) any other information that is fairly disclosed to Bidco or MSA, their respective Affiliates or advisers on or before the Business Day prior to the date of this Announcement;

(c)	“Publicly Announced” means disclosed in (i) Latchways’ 2015 Annual Report or (ii) publicly announced (by delivery of an announcement to a Regulatory Information Service) by Latchways on or before the Business Day prior to the date of this Announcement;

(d)	“substantial interest” means a direct or indirect interest in 20 per cent. or more of the voting or equity capital or the equivalent of an undertaking;

(e)	“Wider Latchways Group” means Latchways and its subsidiary undertakings, associated undertakings and any other undertakings in which Latchways and such undertakings (aggregating their interests) have a substantial interest; and

(f)	“Wider MSA Group” means MSA and its respective subsidiary undertakings, associated undertakings and any other undertakings in which MSA and such undertakings (aggregating their interests) have a substantial interest, excluding the Latchways Group.

4.	The Conditions in paragraphs 2(a) to (h) (inclusive) must be fulfilled, be determined by Bidco to be or remain satisfied or be waived prior to the commencement of the Court Hearing, failing which the Acquisition will lapse. Bidco shall be under no obligation to waive, to determine to be or remain satisfied or treat as fulfilled any of the Conditions in paragraphs 2(a) to (h) (inclusive) by a date earlier than the latest date specified above for the fulfilment, satisfaction or waiver thereof, notwithstanding that the other Conditions may at an earlier date have been fulfilled, satisfied or waived and that there are, at such earlier date, no circumstances indicating that any Condition may not be capable of fulfilment.

PART B: Certain further terms of the Acquisition

1.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

2.	Subject to the requirements of the Takeover Panel and the Act, Bidco reserves the right in its sole discretion to waive in whole or in part all or any of the Conditions, apart from the Conditions in paragraph 1 of Part A of this Appendix I, which cannot be waived.

3.	Under Rule 13.5 of the Takeover Code, Bidco may not invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. The Conditions contained in paragraph 1 of Part A of this Appendix I are not subject to this provision of the Takeover Code.

4.	Bidco reserves the right to elect with the consent of the Takeover Panel (where necessary) to implement the Acquisition by way of a Takeover Offer. In such event, the Acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Acquisition. The acceptance condition would be set at 90 per cent. of the shares to which the Takeover Offer relates (or such lesser percentage (being more than 50 per cent.) as Bidco may decide with the consent of the Takeover Panel). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient Latchways Shares are otherwise acquired, it is the intention of Bidco to apply the provisions of the Act to compulsorily acquire any outstanding Latchways Shares to which such Takeover Offer relates.

5.	The Acquisition will be governed by English law and will be subject to the jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix I and to be set out in the Scheme Document. The Acquisition will comply with the applicable rules and regulations of the FCA, the London Stock Exchange and the Takeover Code.

6.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

7.	Unless otherwise determined by Bidco or required by the Takeover Code and permitted by applicable law and regulation, the Acquisition is not being made, and will not be made, directly or indirectly, in or into any Restricted Jurisdiction or by the use of the mails of, or by any other means or instrumentality (including, without limitation, electronic mail, fax transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facility of a national state or other securities exchange of any other Restricted Jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from any Restricted Jurisdiction.

8.	The Latchways Shares which will be acquired pursuant to the Acquisition will be acquired fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together will all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid (excluding the Latchways Final Dividend, which Latchways Shareholders will have the right to receive and retain) on or after the date of this Announcement.

9.	If any dividend or other distribution in respect of the Scheme Shares is declared, paid or made (excluding the Latchways Final Dividend, which Latchways Shareholders will have the right to receive and retain) on or after the date of this Announcement, Bidco reserves the right to reduce the consideration payable for each Scheme Share under the terms of the Acquisition by the amount per Scheme Share of such dividend or distribution (excluding the Latchways Final Dividend).

10.	The Acquisition shall lapse (unless otherwise agreed with the Takeover Panel) if:

(a)	in so far as the Acquisition or any matter arising from the Scheme or Acquisition constitutes a concentration with a Community dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a CMA Phase 2 Reference; or

(b)	in so far as the Acquisition or any matter arising from the Scheme or Acquisition does not constitute a concentration with a Community dimension within the scope of the Regulation, the Scheme or Acquisition or any matter arising from or relating to the Acquisition becomes subject to a CMA Phase 2 Reference, in each case, before the date of the Court Meeting.

APPENDIX II: DETAILS OF IRREVOCABLE UNDERTAKINGS

1.	Irrevocable undertakings from Latchways Directors

Bidco and MSA have received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) from the following Latchways Directors in respect of their own beneficial holdings of Latchways Shares (or of persons connected to them) amounting, in aggregate, to 446,805 Latchways Shares, representing approximately 3.98 per cent. of the issued ordinary share capital of Latchways:

Name of Latchways Director	Total number of Latchways Shares	Percentage of existing issued ordinary share capital of Latchways

David Hearson	345,102	3.07%

Paul Hearson	68,703	0.61%

Rex Orton	20,000	0.18%

Alastair Hogg	10,000	0.09%

Jamie Matheson	3,000	0.03%

Total	446,805	3.98%

These irrevocable undertakings will cease to be binding if:

(a)	Bidco announces, with the consent of the Takeover Panel, that it does not intend to make or proceed with the Acquisition;

(b)	the Scheme Document or the Offer Document (as the case may be) has not been posted within 28 days of the date of this Announcement (or within such longer period as Bidco and Latchways, with the consent of the Takeover Panel, determine);

(c)	the Scheme terminates or lapses in accordance with its terms or otherwise becomes incapable of ever becoming Effective, provided that Bidco or MSA has not, within 10 Business Days of the Scheme having so terminated or lapsed, announced in accordance with Rule 2 of the Takeover Code that it intends to implement the Acquisition by way of a Takeover Offer; or

(d)	in the case of a Takeover Offer, the Takeover Offer is withdrawn or lapses in accordance with its terms.

2.	Irrevocable undertakings from Latchways Shareholders

Bidco and MSA have received irrevocable undertakings to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Resolution to be proposed at the General Meeting (or in the event that the Acquisition is implemented by way of a Takeover Offer, to accept (or procure the acceptance of) the Takeover Offer) from the following Latchways Shareholders in respect of, in aggregate, 3,841,948 Latchways Shares, representing approximately 34.19 per cent. of the issued ordinary share capital of Latchways:

Name of Latchways Shareholder	Total number of Latchways Shares	Percentage of existing issued ordinary share capital of Latchways

Jupiter Asset Management Limited (“Jupiter”)	1,272,714	11.33%

AXA Investment Managers UK Limited (“AXA”)	1,244,936	11.08%

Schroder Investment Management Limited (“Schroder”)	721,208	6.42%

Montanaro Asset Management Limited (“Montanaro”)	603,090	5.37%

Total	3,841,948	34.19%

These irrevocable undertakings will cease to be binding if:

(a)	Bidco announces, with the consent of the Takeover Panel, that it does not intend to make or proceed with the Acquisition;

(b)	the Scheme Document or the Offer Document (as the case may be) has not been posted within 28 (or in the case of the irrevocable undertaking received from Jupiter (the “Jupiter Irrevocable”), 14) days of the date of this Announcement (or within such longer period (being in the case of the Jupiter Irrevocable not more than 21 days) as Bidco and Latchways, with the consent of the Takeover Panel, determine);

(c)	the Scheme terminates or lapses in accordance with its terms or otherwise becomes incapable of ever becoming Effective, provided that Bidco or MSA has not, within 10 Business Days (or in the case of the irrevocable undertaking received from Schroder (the “Schroder Irrevocable”), 7 days) of the Scheme having so terminated or lapsed, announced in accordance with Rule 2 of the Takeover Code that it intends to implement the Acquisition by way of a Takeover Offer;

(d)	in the case of a Takeover Offer, the Takeover Offer is withdrawn or lapses in accordance with its terms; or

(e)	(in the case of the Jupiter Irrevocable and the Schroder Irrevocable) the investment mandate in respect of the Latchways Shares held by (as the case may be) Jupiter or Schroder is revoked or terminated.

The Jupiter Irrevocable, the irrevocable undertaking received from AXA (the “AXA Irrevocable”) and the Schroder Irrevocable will also cease to be binding if a person other than Bidco (or a subsidiary undertaking or parent undertaking of Bidco or any person acting in concert with Bidco) announces a firm intention to make an offer (in accordance with Rule 2.7 of the Takeover Code) to acquire the entire issued and to be issued ordinary share capital of Latchways other than that already owned by such person, provided that the value of the consideration under such offer represents an improvement of at least (in the case of the Jupiter Irrevocable and the Schroder Irrevocable) 10 per cent. or (in the case of the AXA Irrevocable) 5 per cent. per Latchways Share over the value of the consideration available under the Acquisition as at the date on which such firm intention is announced.

The irrevocable undertaking received from Montanaro will also cease to be binding if a person other than Bidco (or a subsidiary undertaking or parent undertaking of Bidco or any person acting in concert with Bidco) announces a firm intention to make an offer (in accordance with Rule 2.7 of the Takeover Code) to acquire the entire issued and to be issued ordinary share capital of Latchways other than that already owned by such person, provided that:

(a)	the value of the consideration under such offer represents an improvement of at least 10 per cent. per Latchways Share over the value of the consideration available under the Acquisition as at the date on which such firm intention is announced (a “Higher Competing Offer”); and

(b)	Bidco (or a subsidiary undertaking or parent undertaking of Bidco or any person acting in concert with Bidco) has not, at or before 11.59 p.m. on the seventh Business Day after such Higher Competing Offer is announced, announced a revision to the Acquisition so that the value of the consideration represents, in the reasonable opinion of Lazard, an improvement over the value of the consideration per Latchways Share under the Higher Competing Offer.

In aggregate, therefore, Bidco and MSA have received Irrevocable Undertakings in respect of 4,288,753 Latchways Shares, representing approximately 38.17 per cent. of the issued ordinary share capital of Latchways as at 28 August 2015, being the last Business Day prior to the date of this Announcement.

APPENDIX III: SOURCES AND BASES OF INFORMATION

In this Announcement:

(a)	the value placed by the terms of the Acquisition on the entire issued ordinary share capital of Latchways at approximately £124 million, and other statements made by reference to the issued ordinary share capital of Latchways, assumes there are 11,235,695 Latchways Shares in issue as at 28 August 2015 (being the last Business Day prior to the date of this Announcement);

(b)	unless otherwise stated, the financial information on MSA included in this Announcement has been extracted or derived, without material adjustment, from MSA’s 2014 Annual Report;

(c)	unless otherwise stated, the financial information on Latchways included in this Announcement has been extracted or derived, without material adjustment, from Latchways’ 2015 Annual Report;

(d)	unless otherwise stated, all historic share prices quoted for Latchways Shares have been sourced from Factset Research Systems Inc. and represent the Closing Price for Latchways Shares on the relevant dates;

(e)	certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them;

(f)	the enterprise value for Latchways of £114 million has been calculated on the following basis:

(i)	equity value of £124 million (as calculated in paragraph (a) above); minus

(ii)	Latchways’ net cash position of £9.812 million as at 31 March 2015; and

(g)	the market capitalisation for MSA of $1,962 million has been calculated on the basis that the share price was $45.29 and there were 37,349,911 MSA shares in issue, in each case as at 28 August 2015 (being the last Business Day prior to the date of this Announcement).

APPENDIX IV: DEFINITIONS

In this Announcement, the following definitions apply unless the context requires otherwise:

Acquisition	the proposed acquisition by Bidco, or an Affiliate thereof, of the entire issued and to be issued ordinary share capital of Latchways to be implemented by means of the Scheme or, if Bidco so elects and the Takeover Panel consents, a Takeover Offer

Act	the Companies Act 2006 (including the schedules thereto) (as amended)

Affiliate	in relation to a party, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the party, and for these purposes a party shall be deemed to control a person if such party possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the person, whether through the ownership of over 50 per cent. of the voting securities or the right to appoint over 50 per cent. of the relevant board of directors by contract or otherwise

Announcement	this Announcement made pursuant to Rule 2.7 of the Takeover Code, including the summary and its Appendices

associated undertaking	has the meaning given to it in paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) (but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 to those regulations)

BAML Facility Agreement	has the meaning given to that term in paragraph 9 of this Announcement

Bidco	MSA UK Holdings Limited, a private limited company incorporated in England under company number 9720572

Business Day	a day (other than Saturday, Sunday or a public holiday), on which banks in the City of London are open for business generally

Closing Price	the middle market price for a Latchways Share at the close of business on the day to which the price relates, derived from Factset Research Systems Inc. for that day

CMA Phase 2 Reference	a reference pursuant to sections 22, 33, 45 or 62 of the Enterprise Act 2002 (as amended) of the Acquisition to the chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (as amended)

Community	European Community

Companies House	the Registrar of Companies in England and Wales

Conditions	the conditions to the Acquisition which are set out in Appendix I to this Announcement

Confidentiality Agreement	has the meaning given to that term in paragraph 13 of this Announcement

Consideration	the cash payment of 1100 pence per Scheme Share to be made pursuant to the Scheme to Scheme Shareholders

Court	the High Court of Justice in England and Wales

Court Hearing	the hearing by the Court to sanction the Scheme

Court Meeting	the meeting or meetings of Scheme Shareholders as may be convened pursuant to an order of the Court under Part 26 of the Act, for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment, postponement or reconvening of any such meeting, notice of which is to be contained in the Scheme Document

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001/3755)) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in those regulations)

Effective	the Scheme having become fully effective in accordance with its terms, upon the delivery of the Scheme Court Order to Companies House

Effective Date

the date upon which:

(a)    the Scheme becomes Effective; or

(b)    if Bidco elects to implement the Acquisition by way of a Takeover Offer, the Takeover Offer becomes or is declared unconditional in all respects

Exchange Act	the United States Securities Exchange Act of 1934 (as amended), and the rules and regulations promulgated thereunder

Excluded Latchways Shares	any Latchways Shares which are held, directly or indirectly, by Bidco or MSA and their respective Affiliates (if any)

Financial Conduct Authority or FCA	the Financial Conduct Authority of the UK in its capacity as the competent authority for the purposes of Part VI of FSMA and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of FSMA, or any successor entity

Forms of Proxy	the forms of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

FSMA	the Financial Services and Markets Act 2000 (as amended)

General Meeting	the general meeting (or any adjournment, postponement or reconvening thereof) of Latchways to be convened in connection with the Scheme, notice of which is to be contained in the Scheme Document

Irrevocable Undertakings	the irrevocable undertakings to vote (or procure the voting) in favour of the Acquisition from the Latchways Directors who are interested in Latchways Shares and certain other Latchways Shareholders received by Bidco and MSA, details of which are set out in Appendix II to this Announcement

Latchways	Latchways plc, a public limited liability company incorporated in England and Wales under company number 1189060 and listed on the London Stock Exchange

Latchways Directors	the directors of Latchways

Latchways Final Dividend	the final dividend of 27.50 pence per Latchways Share announced by Latchways on 15 June 2015 and payable on 11 September 2015 to Latchways Shareholders on Latchways’ register of members at the close of business on 14 August 2015

Latchways Group	Latchways, its subsidiaries and its subsidiary undertakings

Latchways Shareholders	holders of Latchways Shares

Latchways Shares	the issued ordinary shares of 5 pence each in the capital of Latchways

Latchways Performance Share Plan	the Latchways Performance Share Plan proposed for approval of the Latchways Shareholders at the annual general meeting of Latchways to be held on 4 September 2015

Latchways’ 2015 Annual Report	Latchways’ 2015 annual report for the financial year ended 31 March 2015

Lazard	Lazard & Co., Limited, financial adviser to MSA and Bidco

Listing Rules	the listing rules and regulations made by the FCA under Part VI of FSMA, and contained in the UK Listing Authority’s publication of the same name (as amended from time to time)

London Stock Exchange	London Stock Exchange plc, or any successor entity

Long Stop Date	1 February 2016 or such later date as Bidco and Latchways may agree and the Takeover Panel and the Court (if required) may allow

MSA	MSA Safety Incorporated, a Pennsylvania corporation listed on the NYSE

MSA BV	has the meaning given to that term in paragraph 8.2 of this Announcement

MSA Group	MSA, its subsidiaries and its subsidiary undertakings

MSA’s 2014 Annual Report	MSA’s 2014 annual report for the year ended 31 December 2014

Meetings	the Court Meeting and the General Meeting

N+1 Singer	Nplus1 Singer Advisory LLP, corporate broker to Latchways

NYSE	New York Stock Exchange LLC, or any successor entity

Offer Document	in the event Bidco elects to implement the Acquisition by means of a Takeover Offer, the document containing the Takeover Offer to be sent to Latchways Shareholders

offer period	the offer period (as defined by the Takeover Code) related to Latchways, which commenced on the date of this Announcement

Official List	the official list of the FCA

Opening Position Disclosure	has the meaning given to it in the Takeover Code

Regulation	Council Regulation (EC) No 139/2004

Regulatory Information Service	any information service authorised from time to time by the Financial Conduct Authority for the purposes of disseminating regulatory announcements

Remuneration Committee	has the meaning given to that term in paragraph 14 of this Announcement

Resolution	the special resolution to be proposed by Latchways at the General Meeting in connection with the approval of the Scheme, the amendment of Latchways’ articles of association and such other matters as may be necessary to implement the Scheme

Restricted Jurisdictions	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Latchways Shareholders (or other persons with information rights) in that jurisdiction

Rothschild	N M Rothschild & Sons Limited, financial adviser to Latchways

Scheme	the scheme of arrangement under Part 26 of the Act proposed to be entered into between Latchways and the Scheme Shareholders to be described in the Scheme Document, with or subject to any modification, addition or condition approved or imposed by the Court

Scheme Court Order	the order of the Court sanctioning the Scheme under section 899 of the Act

Scheme Document	the circular to be issued by Latchways to Latchways Shareholders containing, among other things, an explanatory statement of the Scheme, the Scheme and notices of the Court Meeting and the General Meeting

Scheme Record Time	6.00 p.m. (London time) on the day before the Court Hearing

Scheme Shareholders	holders of Scheme Shares

Scheme Shares

the Latchways Shares in issue on the date of the Scheme Document together with any further Latchways Shares (if any):

(a)    issued after the date of the Scheme Document and prior to the Voting Record Time; and

(b)    issued on or after the Voting Record Time and prior to the Scheme Record Time either on terms that the original or any subsequent holder thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme, other than the Excluded Latchways Shares

subsidiary, subsidiary undertaking and undertaking	shall have the meanings given to them by the Act

Takeover Code or Code	the City Code on Takeovers and Mergers issued from time to time by the Panel

Takeover Offer	if Bidco elects to make the Acquisition by way of a takeover offer (as that term is defined in Chapter 3 of Part 28 of the Act), the offer to be made by Bidco, or an Affiliate thereof, to acquire the entire issued and to be issued ordinary share capital of Latchways other than the Excluded Latchways Shares including, where the context admits, any subsequent revision, variation, extension or renewal of such offer

Takeover Panel	the Panel on Takeovers and Mergers

UK Listing Authority	the FCA acting in its capacity as the competent authority for listing under Part VI of FSMA

United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction

US Holders	Latchways Shareholders that are resident in the US

Voting Record Time	6.00 p.m. (London time) on the day which is two days prior to the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 p.m. on the day which is two days prior to the day of such adjourned meeting

£ or pounds sterling and pence	the lawful currency of the United Kingdom

$ or US dollars	the lawful currency of the United States